As filed with the Securities and Exchange Commission on September 7, 2012

Registration No. 333-151023, No. 333-121443, No. 333-134389

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-151023

REGISTRATION STATEMENT NO. 333-121443

REGISTRATION STATEMENT NO. 333-134389

UNDER THE SECURITIES ACT OF 1933

Interline Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32380	03-0542659
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

INTERLINE BRANDS, INC. 2000 STOCK AWARD PLAN

INTERLINE BRANDS, INC. 2004 EQUITY INCENTIVE PLAN

(Full title of the plans)

701 San Marco Boulevard Jacksonville, Florida 32207 (904) 421-1400	32207
(Address of principal executive offices)	(Zip Code)

Michael Agliata, Esq.

Interline Brands, Inc.

701 San Marco Boulevard

Jacksonville, Florida 32207

(904) 421-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐            Large accelerated filer

☒          Accelerated filer

☐            Non-accelerated filer (Do not check if a smaller reporting company)

☐            Smaller reporting company

DEREGISTRATION

These Post-Effective Amendments relate to the following registration statement on Form S-8 (collectively the “Registration Statements”) previously filed by Interline Brands, Inc. (“Interline” or the “Company”) with the Securities and Exchange Commission: (1) Registration Statement No. 333-151023 filed on May 20, 2008, pertaining to the registration of 2,442,112 shares of common stock, par value $0.01 per share, reserved for issuance under the 2004 Equity Incentive Plan, as amended as of May 8, 2008, (2) Registration Statement No. 333-134389 on May 23, 2006, pertaining to the registration of 2,000,000 shares of common stock, par value $0.01 per share, reserved for issuance under the 2004 Equity Incentive Plan at a proposed maximum offering price per share of $22.96 and a proposed maximum aggregate offering price of 45,920,000, and (3) Registration Statement No. 333-121443 filed on December 20, 2004, pertaining to the registration of 3,175 shares of common stock reserved for issuance under the Company’s 2004 Equity Incentive Plan and 2,327 shares of common stock reserved for issuance pursuant to outstanding stock options having a weighted average exercise price of $500.59 that were granted pursuant to the Company’s 2000 Stock Award Plan.

On September 7, 2012, pursuant to the Agreement and Plan of Merger entered into on May 29, 2012 (the “Merger Agreement”), by and among the Company, Isabelle Holding Company, LLC, a Delaware limited liability company which was formerly known as Isabelle Holding Company Inc. prior to its conversion into a limited liability company (“Parent”), and Isabelle Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”) with the Company surviving as a wholly owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the offering of the Company’s securities pursuant to the Registration Statements have been terminated as of the date hereof.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, Florida  the 7th day of September, 2012.

INTERLINE BRANDS, INC.

By:	/s/ Michael J. Grebe
	Name:	Michael J. Grebe
	Title:	Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments No. 1 to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board and Chief	September 7, 2012
Michael J. Grebe	Executive Officer
(Principal Executive Officer)

*	Chief Financial Officer	September 7, 2012
John A. Ebner	(Principal Financial Officer)

*	Chief Accounting Officer and Corporate Controller	September 7, 2012
David C. Serrano	(Principal Accounting Officer)

*	Director	September 7, 2012
John J. Gavin

*	Director	September 7, 2012
Gideon Argov

*	Director	September 7, 2012
Michael E. DeDomenico

*	Director	September 7, 2012
Barry J. Goldstein

*	Director	September 7, 2012
Randolph W. Melville

*	Director	September 7, 2012
Drew T. Sawyer

*	Director	September 7, 2012
David G. Zanca

*By:	/s/Michael J. Grebe
Name: Michael J. Grebe, as attorney-in-fact

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